EXHIBIT 10.2

AE BIOFUELS, INC.
ERIC A. MCAFEE
EMPLOYMENT AGREEMENT

This Agreement is made by and between AE Biofuels, Inc. (the “Company”) and Eric A. McAfee (“Employee”) to be effective as of September 1, 2011 (the “Effective Date”).

1. Duties and Scope of Employment.

a. Position; Employment Commencement Date; Duties.  Employee’s employment with the Company pursuant to this Agreement is effective as of September 1, 2011 (the “Employment Commencement Date”).  On and after the Employment Commencement Date, the Company shall employ the Employee as Chief Executive Officer of the Company reporting to the Board of Directors of the Company.  During the Employment Term (as defined in section 2 herein), Employee shall render such business and professional services in the performance of his duties as are consistent with Employee’s position within the Company, and as shall reasonably be expected from him by the Board of Directors.

b. Obligations.  Except as otherwise agreed between the Company and the Employee, during the Employment Term the Employee shall devote reasonable business efforts and time to the Company.  Employee agrees during the Employment Term not to actively engage in any directly competitive employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company; provided, however, that Employee may serve in any capacity with any civic, educational or charitable organization.

2. Employment Term.  It is intended that the employment arrangement contemplated by this Agreement shall continue until the third anniversary of the Effective Date, with automatic one-year extensions thereafter unless terminated by either party on sixty days notice prior to the end of each respective extension year (such three-year period and any extensions being referred to herein as the “Employment Term”).  Notwithstanding the foregoing, the parties agree that neither this Agreement nor any provision herein is intended to guarantee the continuation of Employee’s employment for the duration of the Employment Term.  In the event that Employee’s employment with the Company terminates prior to the expiration of the Employment Term for any reason, the parties agree that Employee shall be entitled to receive only those benefits that are expressly provided by this Agreement in such circumstances.

3. Employee Benefits.  During the Employment Term, Employee shall be eligible to participate in the employee and fringe benefit plans maintained by the Company that are applicable to other employees of the Company to the full extent provided for under those plans for the position held by the Employee.

4. Vacation.  During the Employment Term, Employee shall have three weeks of paid vacation per year.  In the event of termination, any unused vacation weeks shall be paid as salary continuation.

5. Expenses.  While Employee is employed during the Employment Term, the Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

6. Compensation.

a. Base Salary.  While employed by the Company, the Company shall pay the Employee as compensation for his services a base salary at the annualized rate of One Hundred Eighty Thousand Dollars ($180,000) per year (the “Base Salary”).  Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to required withholding.  Employee’s Base Salary shall be reviewed annually by the Company for possible adjustments in light of Employee’s performance and competitive data.

b. Bonus.  Employee shall be entitled to receive, within 90 days after the end of each year, an annual bonus and stock option plan participation based upon Employee’s performance and other criteria to be established by the Company.  Except as permitted under Section 7, Employee must be employed by the Company during the entire applicable bonus period for the payment of the Bonus.  With respect to any subjective milestones, the determination of whether Employee has attained the mutually agreed upon milestones for the Bonus shall be reasonably determined by the Employee’s supervisor.

c. Severance.

i. Involuntary Termination Other Than for Cause; Constructive Termination.  If Employee’s employment with the Company is Constructively Terminated or involuntarily terminated by the Company other than for Cause (as defined below), Employee’s death, or Employee’s Total Disability, then, subject to Employee executing and not revoking a standard form of mutual release of claims with the Company, Employee shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at the rate equal to Employee’s Base Salary, as then in effect, for a period of six (6) months from the date of such termination in accordance with the Company’s  normal payroll practices.  In addition to the foregoing severance benefits, Employee shall receive at the Company’s expense 100% of Company-paid health, dental and vision insurance benefits at the same level of coverage as was provided to Employee immediately prior to the termination of Employee’s employment with the Company (“Company-Paid Coverage”).  If such coverage included Employee’s dependents immediately prior to Employee’s termination, such dependents shall also be covered at the Company’s expense.  Company-Paid Coverage shall continue until the earlier of (i) six (6) months following the date of the termination of Employee’s employment ( the “Benefits Termination Date”), or (ii) the date upon which Employee or Employee’s dependents become covered under another employer’s group health, dental and vision insurance benefit plans.

ii. Involuntary Termination Other Than for Cause; Constructive Termination On or Following Change of Control.  If, on or following a Change of Control, Employee’s employment with the Company is Constructively Terminated or involuntarily terminated by the Company other than for Cause, Employee’s death, or Employee’s Total Disability, then, subject to Employee executing and not revoking a standard form of mutual release of claims with the Company, in addition to the severance benefits set forth in Section 6d(i) above, all of Employee’s stock options and restricted stock shall immediately accelerate vesting as to 100% of the then unvested shares.

iii. Cause Definition.  For the purposes of this Agreement, “Cause” means (1)  Employee’s material, willful and continuing breach of his obligations to the Company after thirty (30) days written notice from the Company specifying the nature of Employee’s breach and demanding that such breach be remedied (unless such breach by its nature cannot be cured, in which case notice and an opportunity to cure shall not be required); (2) Employee’s conviction of a felony that is injurious to the Company or its business; or (3) act or acts of dishonesty by Employee that are materially injurious to the Company or its business.

iv. Constructive Termination Definition.  For the purposes of this Agreement, “Constructive Termination” means, without Employee’s written consent, (i) a material reduction in Employee’s salary or benefits; provided, however, that a reduction in Employee’s salary or benefits will not constitute a Constructive Termination if it is part of and proportional to a reduction in salary or benefits of the Company’s executive staff as a whole, (ii) a material diminution of Employee’s officer title, duties, authority or responsibilities as in effect immediately prior to such diminution.

v. Change of Control Definition.  For the purposes of this Agreement, “Change of Control” means, in one or a series of transactions:  (1) a reorganization or merger of the Company with or into any other Company which will result in the Company’s shareholders immediately prior to such transaction not holding, as a result of such transaction, at least 50% of the voting power of the surviving or continuing entity or the entity controlling the surviving or continuing entity; (2) a sale of all or substantially all of the assets of the Company which will result in the Company’s shareholders immediately prior to such sale not holding, as a result of such sale, at least 50% of the voting power of the purchasing entity; (3) a change in the majority of the Board not approved by at least two-thirds of the Company’s directors in office prior to such change; or (4) the adoption of any plan of liquidation providing for the distribution of all or substantially all of the Company’s assets. It is the intent of the Company to become publicly traded and such transaction, which may include the merger or acquisition of the Company, shall not constitute a Change of Control for purposes of this agreement.

vi. Total Disability Definition.  For the purposes of this Agreement, “Total Disability” shall mean Employee’s mental or physical impairment which has or is likely to prevent Employee from performing the responsibilities and duties of his position for three (3) months or more in the aggregate during any six (6) month period.  Any question as to the existence or extent of Employee’s disability upon which the Employee and the Company cannot agree shall be resolved by a qualified independent physician who is an acknowledged expert in the area of the mental or physical impairment, selected in good faith by the Board and Employee (or his personal administrator).

vii. No Mitigation.  Except as specifically provided herein, the Employee shall not be required to mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Employee may receive from any other source.

viii. Voluntary Termination other than pursuant to a Constructive Termination; Involuntary Termination for Cause.  If, during the Employment Term, the Employee's employment is terminated by the Company for Cause, or by Employee for any reason, other than death, Total Disability or pursuant to a Constructive Termination, then all further vesting of any option, restricted stock award or other Company equity compensation held by Employee will cease immediately (however, Employee shall be permitted to exercise vested options for the time period specified in his option agreements and he shall retain all vested restricted shares) and all payments of compensation by the Company to Employee hereunder will terminate immediately (except as to amounts already earned).

ix. Involuntary Termination on Death.  If, during the Employment Term, the Employee's employment is terminated by the Company as a result of Employee’s death, then 50% of unvested equity awards from the Company then held by Employee shall immediately vest, or if Employee is then holding unvested shares, the Company’s right to repurchase the then-unvested shares under each such equity award shall lapse, with respect to 50% of the shares under each such award.

7. Assignment.  This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Employee upon Employee’s death and (b) any successor of the Company.  Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

8. Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

a.	If to the Company:

AE Biofuels, Inc.
20400 Stevens Creek Blvd., Suite 700
Cupertino, CA  95014
Fax:  (408) 213-0925

b.	If to Employee:

Eric A. McAfee
20400 Stevens Creek Blvd., Suite 700
Cupertino, CA  95014
Email:  eamcafee@ix.netcom.com
Phone:  (408) 390-3275     Fax:      (408) 904-7536

or at the last residential address known by the Company.

9. Proprietary Information Agreement.  Employee agrees to enter into the Company’s standard Employment, Confidential Information and Invention Assignment Agreement (the “Proprietary Information Agreement”) upon commencing employment hereunder.

10. Entire Agreement.  This Agreement and the employee benefit plans referred to in Section 3 and the Proprietary Information Agreement represent the entire agreement and understanding between the Company and Employee concerning Employee’s employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Employee’s employment relationship with the Company.

11. No Oral Modification, Cancellation or Discharge.  This Agreement may only be amended, canceled or discharged in writing signed by Employee and the Company’s Chief Financial Officer.

12. Withholding.  The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Employee in connection with his employment hereunder.

13. Governing Law.  This Agreement shall be governed by the laws of the State of California without reference to rules relating to conflict of law.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of September 1, 2011:

AE BIOFUELS, INC.

/s/ Todd Waltz
Todd Waltz
Chief Financial Officer

Date: September 1, 2011

EMPLOYEE

/s/ Eric A McAfee
Eric A. McAfee

Date: September 1, 2011